  Exhibit 5.1
October 9, 2018

Bridgeline Digital, Inc.
80 Blanchard Road
Burlington, MA 01803

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-1, as amended, File No. 333-227430 (the “Registration Statement”), filed with the Securities and Exchange Commission by Bridgeline Digital, Inc., a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended (the “Act”), covering the issuance and sale by the Company of shares of common stock, par value $0.001 (the “Common Stock”), with a proposed maximum aggregate offering price of $7,187,500 (the “Shares”), including up to $937,500 of shares of Common Stock issuable upon the exercise of an over-allotment option granted by the Company to the underwriters to purchase additional shares of Common Stock. The Shares are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into by and between the Company and ThinkEquity, a Division of Fordham Financial Management, Inc., the form of which is being filed as Exhibit 1.1 to the Registration Statement. The Company is also registering warrants to purchase shares of Common Stock of the Company to be issued to the representative of the underwriters as additional compensation pursuant to the Underwriting Agreement (the “Representative’s Warrant”), as well as the shares of Common Stock issuable upon exercise of the Representative’s Warrant (the “Representative’s Warrant Shares”), with a proposed maximum aggregate offering price of $390,625.

Based upon and subject to the foregoing, we are of the opinion that: (i) the Shares have been duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable; (ii) the Representative’s Warrant, when executed and delivered by the Company in accordance with and in the manner described in the Registration Statement and the Underwriting Agreement, will constitute a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium and similar laws affecting creditors’ rights generally and equitable principles of general applicability; and (iii) the Representative’s Warrant Shares have been duly authorized for issuance and, when issued and sold by the Company and delivered by the Company upon valid exercise thereof and against receipt of the exercise price therefor, in accordance with and in the manner described in the Registration Statement and the Representative’s Warrant, will be validly issued, fully paid and non-assessable.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

Disclosure Law Group,
a Professional Corporation

By:   /s/ Daniel W. Rumsey Esq.
        Daniel W. Rumsey, Esq.